Exhibit 99.1

China XD Plastics Company Limited Announces Official Signing of Investment
Agreements for the Industrial Project for 300,000 Metric Tons of Biological
Composite Materials, the Industrial Project for Upgrading Existing Equipment
for 100,000 Metric Tons of Engineering Plastics and the Industrial Project for a
3D Printing Intelligent Manufacture Demonstration Factory and a 3D Printing
Display and Experience Cloud Factory in Heilongjiang

HARBIN, China, July 21, 2017 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (“China XD Plastics” or the “Company”), one of China's leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced the official signing of investment agreements between its subsidiary, Heilongjiang Xinda Enterprise Group Company Limited, and the Management Committee of Harbin Economic - Technological Development Zone with respect to the industrial project for 300,000 metric tons of biological composite materials, the industrial project for upgrading existing equipment for 100,000 metric tons of engineering plastics and the industrial project for a 3D printing intelligent manufacture demonstration factory and a 3D printing display and experience cloud factory (the “Project”).

“The official signing of the investment agreements of the Project is another milestone for the Company,” said Jie Han, Chairman and CEO of China XD Plastics. “This Project will help the Company to expand its product mix into bio-based composites, 3D printing materials and functional masterbatch materials while maintaining our traditional petroleum-based materials, paving the path to non-auto applications and further diversifying our company's business as a key element of our strategic plan.”

In its ‘Made in China 2025’ and ‘The Thirteenth Five-Year Plan’, the Chinese Government highlighted biological composite materials and additive manufacturing used composite materials as key planning technology areas and clearly stated the importance of strengthening R&D in bio-based polymer materials, and developing bioplastics packaging, bioplastics auto parts and other related areas as part of a nationwide initiative in supply side reform to promote the field of additive manufacturing used composite materials.  Encouraged by the strong demand and market potential for biological composite materials, additive manufacturing used composite materials and functional masterbatch materials, the Company’s Board of Directors preliminarily approved the Company's strategic investment in these initiatives, and the investment by Heilongjiang Xinda Enterprise Group Company Limited into the Project in December, 2016, and on June 1, 2017, respectively. The Company’s Board of Directors subsequently ratified the Company’s capital investment in the Project.

As part of the Company's strategic investment, the Company will develop 120,000 metric tons of capacity for petroleum-based materials, 300,000 metric tons of capacity for biological composite materials and 10,100 metric tons of capacity for additive manufacturing used composite materials pursuant to the Project. The total capital expenditures for the Company will be RMB 4.15 billion (estimated to be US$ 614 million).  Both the industrial project for 300,000 metric tons of biological composite materials and the industrial project for a 3D printing intelligent manufacture demonstration factory and a 3D printing display and experience cloud factory are expected to be completed by the end of July 2019. The industrial project for upgrading existing equipment for 100,000 metric tons of engineering plastics is expected to be completed by the end of June 2018.
About China XD Plastics Company Limited
China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 29 automobile brands manufactured in China, including without limitation, AUDI, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31, 2017, 410 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://www.chinaxd.net, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's growth potential in international markets; the effectiveness and profitability of the Company's product diversification strategy; the impact of the Company's product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of its the ongoing mix shift to more advanced products; and the prospect of the Company's Harbin facilities. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty could further impair the automotive industry and limit demand for our products; fluctuations in automotive sales and production could have a material adverse effect on our results of operations and liquidity; our financial performance may be affected by the prospect of our Dubai facility and the associated expansion into Middle East, Europe and other parts of Asia; the withdrawal of preferential government policies and the tightening control over the Chinese automotive industry and automobile purchase restrictions imposed in certain major cities may limit market demand for our products; the slowing of Chinese automotive industry's growth; the concentration of our distributors, customers and suppliers; and other risks detailed in the Company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law.  Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.
Contacts:

China XD Plastics

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118
Email: cxdc@chinaxd.net

Investor Relations: Citigate Dewe Rogerson

Ms. Vivian Chen, Managing Director

US: +1 (347) 481-3711
Email: Vivian.chen@citigatedr.com